UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2010

SUFFOLK BANCORP

(Exact name of registrant as specified in charter)

New York	000-13580	11-2708279
(State or Other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4 West Second Street, Riverhead, New York	11901
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (631) 727-5667

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 25, 2010, Suffolk Bancorp’s principal subsidiary, Suffolk County National Bank (the “Bank”), following discussion with the Office of the Comptroller of the Currency (the “OCC”) entered into an agreement with the OCC (the “Agreement”). The Agreement requires the Bank to take certain actions, including a review of management, the establishment of a three-year strategic plan and capital program, the establishment of programs related to internal audit, maintaining an adequate allowance for loan losses, real property appraisal, credit risk management, credit concentrations, Bank Secrecy Act compliance and information technology.

Management and the board of directors are committed to taking all necessary actions to promptly address the requirements of the Agreement, and believe that the Bank has already made measurable progress in addressing these requirements. The Bank remains well-capitalized for regulatory purposes and as of September 30, 2010 had a tier 1 leverage ratio of 8.39 percent, a tier 1 risk-based capital ratio of 11.43 percent, and a total risk-based capital ratio of 12.69 percent

The Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the text of the agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Agreement, dated October 25, 2010, by and between Suffolk County National Bank and the Comptroller of the Currency

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUFFOLK BANCORP

By:	/S/ DOUGLAS IAN SHAW
Senior Vice President & Corporate Secretary

Date: October 29, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement, dated October 25, 2010, by and between Suffolk County National Bank and the Comptroller of the Currency